Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 8:30 a.m. (ET) on September 20, 2011

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen

973-948-1307, gail.petersen@selective.com

Selective Insurance Group Acquires

Excess and Surplus Lines Platform

Branchville, NJ — September 20, 2011 — Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced that it has entered into an agreement to purchase Montpelier U.S. Insurance Company (“MUSIC”), an excess and surplus (“E&S”) lines subsidiary, from Montpelier Re U.S. Holdings Ltd., a wholly-owned subsidiary of Montpelier Re Holdings Ltd. (“Montpelier Re” NYSE:MRH).  The acquisition provides the nationally licensed platform that will allow Selective to quickly begin writing contract binding authority business from its recent renewal rights transaction.  The deal is expected to close before the end of the year, subject to customary closing conditions and regulatory approvals.

“This acquisition includes an end-to-end information technology solution and financial reporting infrastructure that helps build the foundation we need to grow our contract binding authority business,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “These advanced systems will allow us to integrate our entire E&S business more quickly and efficiently.”

In 2010, MUSIC generated $48 million in gross written premiums from its commercial lines contract binding authority E&S business.  Montpelier Reinsurance Ltd., a wholly-owned subsidiary of Montpelier Re, will retain all unearned premium reserves and all loss and loss expense reserve risk for any business written through closing.  Based on MUSIC’s net asset value at June 30, 2011, the transaction is valued at approximately $55 million, which includes tax benefit carry-forwards of approximately $3 million.

“The timing of this opportunity could not have been better and provides additional scale and geographic diversity to our new E&S business,” continued Murphy.  “This is another step in executing our strategy to add new products to our portfolio that lead us toward improved revenue and underwriting margin.

Selective will maintain the current operations in Scottsdale, Arizona, where the MUSIC office is located.  Richard Nenaber, president and CEO of MUSIC, will continue to lead the organization.  Selective’s operations in Horsham, Pennsylvania will be unaffected by this transaction.

“MUSIC’s employees add another level of underwriting expertise,” said Murphy.  “They also have strong, long-lasting relationships with their network of approximately 55 wholesale general agency partners, many of whom are geographically diverse compared to our earlier acquisition, broadening our E&S footprint to 50 states and the District of Columbia.”

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective’s future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•                 difficult conditions in global capital markets and the economy;

•                  deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;

•                  ratings downgrades could affect investment values and therefore statutory surplus;

•                  the adequacy of our loss reserves and loss expense reserves;

•                  the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•                  adverse market, governmental, regulatory, legal or judicial conditions or actions;

•                  the concentration of our business in the Eastern Region;

•                  the cost and availability of reinsurance;

•                  our ability to collect on reinsurance and the solvency of our reinsurers;

•                  uncertainties related to insurance premium rate increases and business retention;

•                  changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•                  recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•                  our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;

•                  our entry into new markets and businesses; and

•                  other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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